Exhibit 10.6

QUMUMLUSAI MARKETPLACE AGREEMENT

This QumulusAI Marketplace Agreement (this “Agreement”) is a binding agreement between The Cloud Minders Inc., a Delaware corporation doing business as QumulusAI (“QumulusAI”), and you or the entity you represent (“Customer”) (collectively, the “Parties”). This Agreement is effective when executed by QumulusAI and Customer (the “Effective Date”).

1.	Access to the Equipment and Services

1.1

Services. QumulusAI will make available certain bare metal servers (the “Equipment”) for high-speed computing (the “Services”) as set forth in this Agreement and any signed statement of work or amendment set forth in writing and executed by the Parties (an “SOW”). Customer may only use the Services in accord with this Agreement or any SOW.

1.2

License. QumulusAI owns all right, title, and interest in and to the Equipment and Services and all accompanying intellectual property rights. QumulusAI grants Customer a limited, royalty-free, revocable, non-exclusive, non-sublicensable, non-transferrable license to use the Services in accordance with this Agreement during the Term. QumulusAI does not grant, nor does Customer obtain, any other right to the Services or Equipment.

1.3

Service Levels and Availability. QumulusAI will use commercially reasonable efforts to provide reliable access to its Services, and QumulusAI does not guarantee uninterrupted or error-free operation. Services and Equipment are provided AS IS on a “best efforts” basis unless otherwise agreed in writing.

1.4

Access Protocols. Upon written request by Customer, QumulusAI will provide Customer with the credentials, IP address(es), access codes, technical specifications, connectivity standards or protocols, or other relevant procedures, necessary to enable Customer to access the Services.

1.5

Software and Script. QumulusAI may provide certain software or executable configure scripts, which, QumulusAI may modify or update from time to time in QumulusAI’s sole discretion (the “Script”), and Customer shall run the Script on the Equipment in accordance with QumulusAI’s instructions and documentation at all times during the Term.

1.6

Notice of Changes to the Services. QumulusAI may change or discontinue any of the Services from time to time. QumulusAI will provide Customer at least thirty (30) days prior notice before discontinuing a material functionality of the Services. QumulusAI will not be obligated to provide such notice under this Section if the discontinuation is necessary to (a) address an emergency, or risk of harm to the Services, Equipment, QumulusAI, or its affiliates, (b) respond to claims, litigation, or loss of license rights related to third party intellectual property rights, or (c) comply with law, but should any of the preceding occur QumulusAI will provide Customer with as much prior notice as is reasonably practicable under the circumstances.

2.	Customer Responsibilities and Restrictions

2.1

Customer Accounts. Customer will comply with the terms of this Agreement and all laws, rules and regulations applicable to its use of the Services. Except to the extent caused by a QumulusAI breach of this Agreement, (a) Customer is solely responsible for all activities that occur under its account, regardless of whether the activities are authorized by it or undertaken by the Customer, its employees, or a third party (including contractors, agents or any third party to whom Customer provides products or services that utilize the Services or Equipment (“End User(s)”), and (b) QumulusAI is not responsible for unauthorized access to Customer accounts.

2.2

Customer Content. Customer retains all right, title, and interest in and to any data, information, or other materials provided, uploaded, or submitted in the course of using the Services (the “Customer Content”), including all intellectual property rights therein. Customer is responsible for all Customer Content, and Customer will not violate any applicable law, this Agreement and the License contained herein, or any other policy set forth by QumulusAI. QumulusAI may review Customer Content to ensure compliance with this Agreement and the security and integrity of its Services.

2.3

Restrictions. Neither Customer nor any End User will use the Services in any manner except as expressly permitted by this Agreement and License. Neither Customer nor any End User will, or will attempt to (a) reverse engineer, disassemble, or decompile the Services or apply any other process or procedure to derive the source code of any software included in the Services (except to the extent applicable law doesn’t allow this restriction), (b) access or use the Services in a way intended to avoid incurring fees or exceeding usage limits or quotas, or (c) resell the Services.

2.4

Customer Obligations. Customer will notify QumulusAI of any material or reoccurring issues or errors related to the Services or Equipment, and the support, maintenance, implementation, and use thereof. Customer further agrees to provide QumulusAI with such information as is necessary to enable QumulusAI to recreate any such issues or errors, or as otherwise deemed reasonably necessary by QumulusAI.

3.	Revenue Share and Payment

3.1

Definition. “Net Revenue” means the revenue actually received by Customer from a customer for access to or use of the Servers during the Term, exclusive of: (a) sales and excise taxes paid by Customer due to revenue collected; (b) refunds and credits actually issued by Customer to such paying Customer; and (c) Net Revenue from Excluded Equipment, as defined in Section 3.2

3.2

Excluded Equipment. Notwithstanding any other provisions of this Agreement, Customer agrees to pay for the rental of certain GPU servers (the “Excluded Equipment”) regardless of the revenue generated as follows: (a) Customer shall rent the Excluded Equipment for a specified price per hour for the duration of the rental period for the Excluded Equipment as specified in Exhibit A, (b) Customer shall prepay a percentage of the total rental cost for the Excluded Equipment, as specified in Exhibit A, prior to the commencement of the rental period, and (c) the remaining balance for the rental of the Excluded Equipment shall be paid on a monthly basis, as specified in Exhibit A, and (d) Customer shall have remote access to and use of the Excluded Equipment during the rental period, and (e) upon the expiration of the rental period for the Excluded Equipment, Customer shall cease using the Excluded Equipment, and QumulusAI shall retain ownership and control of the Excluded Equipment, unless both parties agree to extend the rental period outlined in Exhibit A.

3.3

Revenue Share. Customer shall pay QumulusAI the percentage of Net Revenue for the Servers contained on Exhibit B (the “Revenue Share”) except as included in Section 3.2 this Revenue Share. This shall be the sole consideration for access to and use of the Servers made available under this Agreement pursuant to Exhibit B. Any termination fee or other amounts received by Customer relating to the Servers will be considered Net Revenue and shared in accordance with the Revenue Share. All Servers provided to Customer as of the effective date and detailed herein. All future Servers, equipment or services added to the Customer platform not listed in Exhibit A are governed by the terms of this Revenue Share.

3.4

Pre-Payment Required. Three (3) days prior to the start of each calendar month, Customer shall (a) provide QumulusAI with a detailed report and calculation of Net Revenue expected to be received and Net Revenue estimated for such upcoming calendar month (email and source documents to suffice) and (b) pay to Provider the Revenue Share for such calendar month in advance. All payments shall be made in U.S. Dollars. QumulusAI shall have fourteen (14) days from the date of payment to review the detailed report and calculation and if QumulusAI reasonably believes that the originally paid amount was incorrect it shall send written notice of the payment dispute to Customer within fifteen (15) days from the date of payment. The written notice shall clearly set forth the grounds upon which QumulusAI believes the calculations were incorrect. If QumulusAI does not send such written notice within such time period, QumulusAI shall be deemed to have waived its dispute over such payment amounts except for its audit rights. If the Revenue Share payment is not made by Customer at least three (3) days prior to the start of the calendar month, interest shall accrue at 1.5% per month or the highest rate allowable by law.

3.5	Audit. QumulusAI may audit Customer’s revenue records related to the Servers once per year with fourteen (14) days’ notice.

3.6

Billing Frequency and Methodology. QumulusAI may bill more frequently for fees accrued if there is a reasonably suspicion that the Customer account is fraudulent or at risk of non-payment. Customer will pay QumulusAI the applicable fees and charges for the Services using one of the payment methods QumulusAI supports. If there is a problem charging Customer’s default payment method, QumulusAI may charge any other valid payment method associated with Customer’s account. All amounts payable by Customer under this Agreement will be paid to QumulusAI without setoff or counterclaim, and without any deduction or withholding. Fees and charges for any new Service or Equipment may be offered to Customer or posted on www.qumulusai.com (and any successor or related locations designated by QumulusAI), as may be updated from time to time (the “QumulusAI Site”). QumulusAI may increase or add new fees and charges for any existing Services in use by giving at least 30 days’ prior notice.

3.7

Taxes. Each party will be responsible, as required under applicable law, for identifying and paying all taxes and other governmental fees and charges (and any penalties, interest, and other additions thereto) that are imposed on that party upon or with respect to the transactions and payments under this Agreement.

3.8

Late Payment. If the payment is not made by Customer within fifteen (15) days following the close of each calendar month, interest shall immediately begin accruing at 1.5% per month or the highest rate allowable by law, and QumulusAI may suspend Customer’s access to the Services and Equipment. If payment is thirty (30) days overdue, QumulusAI may terminate this Agreement and reallocate Services and Equipment at its sole discretion.

4.	Term and Termination

4.1

Term. Unless set forth otherwise in a Statement of Work, this Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, the initial term shall be for twelve (12) months from the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically renew on an annual basis from the Effective Date unless either party notifies the other of the intention not to renew at least thirty (30) days prior to the expiration of the then-current term (“Renewal Term”).

4.2

Termination. Either party may terminate this Agreement for cause immediately if (a) the other party ceases to do business, or otherwise terminates its business operations (except upon a transfer to a successor to substantially all of party’s stock, assets, or business), (b) the other party materially breaches any provision of this Agreement and fails to fully cure such breach within thirty (30) days of written notice from the non-breaching party describing the breach, or (c) the other party has a Default by Insolvency. Default by Insolvency means an event of default by the Insolvent Party under this Agreement: (i) such party, whether voluntarily or involuntarily, becomes subject to proceedings under any bankruptcy or debtor’s relief law, if such a proceeding is not fully stayed, dismissed or vacated within sixty (60) days after filing; (ii) such party is liquidated or dissolved without a successor-in-interest; or (iii) such party terminates its ongoing business obligations without a successor-in-interest.

4.3

Effect of Termination. QumulusAI will allow Customer to retrieve its Content only if and when all amounts due under this Agreement are paid. All provisions of this Agreement which by their nature should survive termination shall survive termination, including, without limitation, confidentiality obligations, non-interference obligations, payment obligations, ownership provisions, warranty disclaimers, indemnity, and limitations of liability.

5.	Temporary Suspension.

5.1

Generally. QumulusAI may suspend Customer or any End User’s right to access or use any portion or all of the Services and Equipment immediately upon notice to Customer if QUMULUSAI reasonably determines that Customer or an End User’s use of the Services:

(a)    For any illegal or fraudulent reason;

(b)    To violate the rights of others;

(c)    To threaten, incite, promote or encourage violence, terrorism, or serious harm;

(d)    Poses a risk or liability to or could adversely impact QumulusAI, our affiliates, customers, the Services, QumulusAI Content, Equipment, or any third party or third-party system;

(e)    could subject QumulusAI, our affiliates, or any third party to liability;

(f)    Customer or any End User is in material breach of this Agreement;

(g)    Customer is in breach of its payment obligations; or

(h)    Customer has ceased to operate in the ordinary course, made an assignment for the benefit of creditors or similar disposition of its assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution or similar proceeding.

5.2

Effect of Suspension. If QumulusAI suspends Customer’s right to access or use any portion or all the Services, Customer will be responsible for all fees and charges incurred during such period. QumulusAI has no obligation to reinstitute Services.

6.	Confidentiality.

6.1

Definition. QumulusAI Confidential Information means all nonpublic information disclosed by QumulusAI, its affiliates, business partners, or our or their respective employees, contractors or agents that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be understood to be confidential. QumulusAI Confidential Information includes: (a) nonpublic information relating to QumulusAI or QumulusAI affiliates or business partners’ technology, customers, business plans, promotional and marketing activities, finances, SOWs, and other business affairs; (b) third-party information that QumulusAI is obligated to keep confidential; and (c) the nature, content and existence of any discussions or negotiations between the Parties. QumulusAI Confidential Information does not include any information that: (i) is or becomes publicly available without breach of this Agreement; (ii) can be shown by documentation to have been known by Customer at the time of receipt from QumulusAI; (iii) is received from a third party who did not acquire or disclose the same by a wrongful or tortious act; or (iv) can be shown by documentation to have been independently developed by you without reference to the QumulusAI Confidential Information.

6.2

Restriction. You may use QumulusAI Confidential Information only in connection with your use of the Services or Equipment as permitted under this Agreement. You will not disclose QumulusAI Confidential Information during the Term or at any time during the five (5) year period following the end of the Term. Customer will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of QumulusAI Confidential Information, including, at a minimum, those measures Customer takes to protect its own confidential information of a similar nature. In addition, Customer shall (a) give access to such Confidential Information solely to those employees with a need to have access thereto for purposes of this Agreement. Nothing in this Agreement prevents the Customer from disclosing the Confidential Information pursuant to any judicial or governmental order, provided that the Customer gives QumulusAI reasonable prior notice of such disclosure to allow QumulusAI to contest such order.

7.	IP Ownership; Feedback

7.1

Customer IP. As between the parties, Customer retains all right, title, and interest in and to all its own software, products, works, and other IP rights related thereto or created or used, including copies and derivative works.

7.2

QUMULUSAI IP. As between the parties, QumulusAI retains all right, title, and interest in and to the Services, Equipment, and all software, products, works, and other IP rights related thereto or created, used, or provided by QumulusAI for the purposes of this Agreement, including any copies and derivative works of the foregoing. No rights or licenses are granted except as expressly and unambiguously set forth in this Agreement or any SOW.

7.3

Feedback. Customer may provide suggestions, comments, or other feedback to QumulusAI (“Feedback”). Feedback, even if designated as confidential by the Customer, shall not create any confidentiality obligation for QumulusAI, and Customer shall, and hereby does, grant to QumulusAI a nonexclusive, worldwide, perpetual, irrevocable, transferable, sublicensable, royalty-free, fully paid-up license to use and exploit the Feedback for any purpose.

8.	Representations and Warranties; Warranty Disclaimer

8.1

Representations and Warranties. Each party represents and warrants that (a) it has all necessary rights to enter into this Agreement, and (b) it shall comply with all applicable laws, regulations, and orders, writs, judgments, injunctions, decrees, and stipulations of any governmental authority, including but not limited to GDPR, CCPA, and any applicable data protection regulations.

8.2

DISCLAIMER. QUMULUSAI PROVIDES THE SERVICES AND EQUIPMENT “AS IS WITH ALL FAULTS.” EXCEPT TO THE EXTENT PROHIBITED BY LAW, OR TO THE EXTENT ANY STATUTORY RIGHTS APPLY THAT CANNOT BE EXCLUDED, LIMITED OR WAIVED, QUMULUSAI AND OUR AFFILIATES AND LICENSORS (A) MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICES OR QUMULUSAI CONTENT OR THE THIRD-PARTY CONTENT, AND (B) DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES (I) OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, (II) ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE, (III) THAT THE SERVICES OR QUMULUSAI CONTENT OR THIRD-PARTY CONTENT WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, AND (IV) THAT ANY CONTENT WILL BE SECURE OR NOT OTHERWISE LOST OR ALTERED.

9.

Indemnification. Customer will defend, indemnify, and hold harmless QumulusAI and affiliates, and each of their respective employees, officers, directors, and representatives from and against any Losses arising out of or relating to any third-party claim concerning: (a) Customer or any End Users’ use of the Services (including any activities and use by its employees and personnel); (b) breach of this Agreement or violation of applicable law by Customer, End Users, or Customer Content; (c) a dispute between Customer and any End User; (d) any data breach notification obligations related to Customer’s use of the Services or Equipment; and (e) any claim alleging that any of the Customer, End User, or Customer Content infringes or misappropriates a third-party’s intellectual property rights, in which case Customer will further pay the amount of any adverse final judgment or settlement and reimburse QumulusAI for reasonable attorneys’ fees, as well as our employees’ current hourly rate and contractors’ time and materials spent responding to any third-party subpoena or other compulsory legal order or process associated with third party claims.

10.

Force Majeure. Except for payment obligations, neither party nor any of their affiliates will be liable for any delay or failure to perform any obligation under this Agreement where the delay or failure results from any cause beyond its reasonable control, including acts of God, labor disputes or other industrial disturbances, electrical or power outages, utilities or other telecommunications failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, or war.

11.	Limitation of Liability.

11.1

Liability Disclaimer. EXCEPT FOR PAYMENT OBLIGATIONS OR BREACH OF INTELLECTUAL PROPERTY RIGHTS HEREUNDER (OR AN OBLIGATION ARISING FROM SUCH BREACH), NEITHER QUMULUSAI OR CUSTOMER, NOR ANY OF THEIR AFFILIATES OR LICENSORS, WILL HAVE LIABILITY TO THE OTHER UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, FOR (A) INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, (B) THE VALUE OF CUSTOMER CONTENT, (C) LOSS OF PROFITS, REVENUES, CUSTOMERS, OPPORTUNITIES, OR GOODWILL, OR (D) UNAVAILABILITY OF THE SERVICES OR QUMULUSAI CONTENT.

11.2

Damages Cap. EXCEPT FOR PAYMENT OBLIGATIONS OR BREACH OF INTELLECTUAL PROPERTY RIGHTS HEREUNDER (OR AN OBLIGATION ARISING FROM SUCH BREACH), THE AGGREGATE LIABILITY UNDER THIS AGREEMENT OF EITHER QUMULUSAI OR CUSTOMER, AND ANY OF THEIR RESPECTIVE AFFILIATES OR LICENSORS, WILL NOT EXCEED THE AMOUNTS PAID BY CUSTOMER TO QUMULUSAI UNDER THIS AGREEMENT FOR THE SERVICES THAT GAVE RISE TO THE LIABILITY DURING THE 12 MONTHS BEFORE THE LIABILITY AROSE; EXCEPT THAT NOTHING IN WILL LIMIT CUSTOMER OBLIGATION TO PAY QUMULUSAI FOR THE SERVICES OR ANY OTHER PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

11.3

Customer Damages Cap. IT IS ACKNOWLEDGED AND UNDERSTOOD THAT CUSTOMER IS A BROKER AND NOT AN END-USER OF THE SERVICES. AS SUCH, THE AGGREGATE LIABILITY FOR LACK OF END-USER PAYMENT UNDER THIS AGREEMENT OF CUSTOMER, AND ANY OF THEIR RESPECTIVE AFFILIATES OR LICENSORS, WILL NOT EXCEED THE AMOUNTS PAID BY END USER TO CUSTOMER FOR THE SERVICES THAT GAVE RISE TO THE LIABILITY. IN SUCH CIRCUMSTANCES, CUSTOMER ASSIGNS ALL RIGHTS TO NON-PAYMENT TO QUMULUSAI SO THAT QUMULUSAI IS FREE TO PURSUE THE NON-PAYMENT OF THE END USER.

12.

Dispute Resolution. If any dispute arises related to this Agreement, or the breach thereof, both parties shall designate a disinterested representative to directly negotiate with the other. If the dispute cannot be settled through direct discussions by a disinterested representative, the parties agree to endeavor first to settle the dispute by mediation administered under the American Arbitration Associations’ (AAA) Commercial Mediation Procedures before resorting to arbitration. Further, the parties agree that any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration administered in accordance with AAA’s Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. The Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, excluding its conflicts of law rules, and the parties’ consent to exclusive jurisdiction and venue in Marietta, GA.

13.

Miscellaneous. This Agreement represents the entire agreement between Customer and QumulusAI with respect to the subject matter hereof and supersedes all prior or contemporaneous communications and proposals (whether oral, written, or electronic) between Customer and QumulusAI with respect thereto. Except as otherwise provided herein, this Agreement may be amended only by a writing executed by both parties. Neither party may assign any of its rights or obligations hereunder without the other’s consent; provided, however, that either party may assign this Agreement without such consent to any affiliate or to a successor to substantially all of its stock, assets, or business to which this Agreement relates. No agency, partnership, joint venture, or employment relationship is created as a result of this Agreement and neither party has any authority of any kind to bind the other in any respect. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. The failure of either party to act with respect to a breach of this Agreement by the other party shall not constitute a waiver and shall not limit such party’s rights with respect to such breach or any subsequent breaches. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered or sent by certified or registered mail, return receipt requested; when receipt is electronically confirmed if transmitted by e-mail; or the day after it is sent if sent for next-day delivery by recognized overnight delivery service. Notices must be sent to the contacts for each party as set forth in the respective signature blocks, except either party may update its address set forth above by giving notice in accordance with this Section 13.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

QumulusAI Sign: /s/ Jim Marino Name: Jim Marino Title: Inside Sales Director Date: May 9, 2025 Address: Email:	Customer Sign: /s/ Scott McKaig Name: Scott McKaig Title: CFO and General Counsel Date: May 9, 2025 Address: 350 S. Miami Ave. Ste A Miami FL 33130 Email: